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                                                               EXHIBIT (a)(1)(D)

                          Offer to Purchase for Cash
                    all outstanding Shares of Common Stock

                                      of
                              THE WMF GROUP, LTD.
                                      at
                              $8.90 net per Share

                                      by

                PRUDENTIAL MORTGAGE CAPITAL ACQUISITION CORP.,

                         a wholly owned subsidiary of
                   PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC

--------------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, TUESDAY, JUNE 20, 2000,
                       UNLESS THE OFFER IS EXTENDED.
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                                                                   May 23, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Prudential Mortgage Capital Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC, a Delaware limited liability company ("Prudential Mortgage"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of The WMF Group, Ltd., a Delaware corporation ("WMF"), at $8.90 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 23, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

  1. Offer to Purchase dated May 23, 2000;

  2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

  3. Notice of Guaranteed Delivery;

  4. A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  6. Letter to Stockholders of WMF from the Chairman of the Board of Directors of WMF, accompanied by WMF's Solicitation/Recommendation Statement on Schedule 14D-9; and

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  7. Return envelope addressed to Wilmington Trust Company, the Depositary.

  The Offer is conditioned upon, among other things, (1) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, and (2) there being validly tendered and not properly withdrawn prior to the expiration date Shares owned beneficially or of record by each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading Company Limited, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan. Certain other conditions to the offer are described in Section 14 of the Offer to Purchase.

  We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, June 20, 2000, unless extended.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 10, 2000 (the "Merger Agreement"), among the Purchaser, Prudential Mortgage and WMF pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into WMF, with WMF surviving the merger as a wholly owned subsidiary of Prudential Mortgage (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by WMF or any direct or indirect wholly owned subsidiary of WMF or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $8.90 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

  The Board of Directors of WMF has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and determined that the terms of the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the stockholders of WMF and recommends that the stockholders of WMF accept and tender their Shares pursuant to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Wilmington Trust Company (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER WILL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Neither the Purchaser nor Prudential Mortgage will pay any fees or commissions to any broker or dealer or other person (other than the undersigned and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

  Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or to the undersigned at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed

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Delivery and the other related materials may be obtained from the Information
Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                                          Very truly yours,

                                          Prudential Securities Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PRUDENTIAL MORTGAGE, THE DEALER MANAGER, THE DEPOSITARY (AS DEFINED IN THE OFFER TO PURCHASE), THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENT CONTAINED THEREIN.

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